Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451
FOR IMMEDIATE RELEASE
THURSDAY, JULY 30, 2009
LIBBEY INC. ANNOUNCES SECOND QUARTER RESULTS:
IMPROVING TRENDS CONTINUE
•	Net Income of $2.7 Million, or $0.18 Per Diluted Share

•	Income From Operations of $11.5 Million

•	Normalized EBITDA of $25.2 Million

•	Net Cash Provided by Operating Activities Sets a Record for Second-Quarter Performance of $24.7 Million

•	Free Cash Flow Improves by $23.3 Million Compared With Prior-Year Second Quarter
TOLEDO, OHIO, JULY 30, 2009—Libbey Inc. (OTC Bulletin Board: LYBI) announced today that net sales were $195.8 million in the second quarter of 2009, compared to $224.8 million in the prior-year second quarter. Libbey reported net income of $2.7 million, or $0.18 per diluted share, for the quarter-ended June 30, 2009, compared to a net loss of $2.1 million, or $0.14 per diluted share, in the prior-year second quarter.
Working Capital and Liquidity
As of June 30, 2009, working capital, defined as inventories and accounts receivable less accounts payable, decreased by $10.5 million during the quarter and by $24.3 million year-to-date in 2009 from $206.9 million at December 31, 2008, to $182.6 million at June 30, 2009. This is primarily the result of significantly lower inventories as the Company continues to be successful in its cash management efforts. Working capital as a percentage of last twelve months net sales was 24.3 percent, eclipsing the first quarter of 2009 as the lowest percentage in over ten years.
Free cash flow, as detailed in the attached Table 3, was $20.1 million, compared to a use of $3.2 million in the second quarter of 2008. The primary contributors were the significant reduction in inventories and lower capital expenditures. For the first six
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months of 2009, free cash flow as detailed in Table 3, was $29.6 million, compared to a use of $40.6 million during the first six months of 2008.
Libbey reported that it had available capacity of $56.6 million under its Asset Based Loan (ABL) credit facility as of June 30, 2009, and cash on hand of $24.1 million. This compares to availability of $49.0 million and cash on hand of $16.5 million at March 31, 2009.
John F. Meier, chairman and chief executive officer, commenting on the quarter said, “We continued our success in cash flow generation and inventory reduction for the quarter, resulting in improved liquidity.” Mr. Meier added, “Our U.S. retail shipments again led the way during the second quarter, as sales in this channel increased almost seven percent compared to the second quarter of 2008. Given overall increases in demand, primarily in North America, we have increased our scheduled capacity utilization in all three North American glass factories for the third quarter of 2009.”
Second Quarter Results
For the quarter-ended June 30, 2009, sales decreased 12.9 percent to $195.8 million from $224.8 million in the year-ago quarter. North American Glass sales decreased 11.1 percent to $137.7 million (see Table 4) from $155.0 million in the year-ago quarter. The decrease in sales was attributable to a 27.9 percent decrease in sales to Crisa customers (15.1 percent excluding the currency impact of the Mexican peso) and a 5.5 percent decline in sales to U.S. foodservice customers, partially offset by approximately 7.0 percent increase in shipments to retail glassware customers. North American Other sales decreased 19.2 percent, as shipments of Syracuse China products decreased approximately 34.0 percent and sales of Traex and World Tableware products decreased approximately 27.0 percent and 8.7 percent, respectively. International sales decreased 17.3 percent as the result of increased sales of 4.6 percent to customers of Libbey China, which were more than offset by lower sales at Royal Leerdam and Crisal of 17.3 percent and 20.5 percent, respectively. Excluding the negative currency impact, international sales decreased approximately 7.9 percent.
The Company reported income from operations of $11.5 million during the quarter, compared to income from operations of $18.7 million in the year-ago quarter. Normalized income from operations was $12.0 million during the quarter, as detailed in Table 1. Factors contributing to the decrease in normalized income from operations were a $5.6 million negative exchange rate impact (primarily in Mexico), lower sales and lower production activity partially offset by lower spending on labor, raw materials, packaging, repairs, natural gas, electricity and distribution costs.
Earnings before interest and taxes (EBIT) were $14.2 million, compared to $19.3 million in the year-ago quarter. Normalized EBIT during the quarter, as detailed in Table 4, was $14.7 million. Normalized EBIT was $11.9 million for North American Glass, compared with $14.9 million in the second quarter of 2008, and the decrease was a result of the lower production activity in all locations and lower sales. North American Other reported normalized EBIT of $3.7 million for the second quarter of 2009, compared to $3.6 million in the second quarter of 2008. The International segment reported a
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normalized EBIT loss of $0.9 million, compared to normalized EBIT of $0.7 million in the year-ago quarter. The decrease in EBIT was primarily related to lower international sales and lower capacity utilization.
Libbey reported that earnings before interest, taxes, depreciation and amortization (EBITDA) (see Table 2) were $24.8 million in the second quarter of 2009 and normalized EBITDA was $25.2 million, compared to EBITDA (and normalized EBITDA) of $30.5 million in the year-ago quarter.
As a result of lower interest rates on slightly higher debt, interest expense decreased $0.1 million compared with the year-ago period.
The effective tax rate decreased to 181.1 percent for the quarter, compared to 225.9 percent in the year-ago quarter. The Company’s effective tax rate for the quarter benefited by $3.6 million due to required intra-period tax allocations between loss from continuing operations and other comprehensive income in the U.S. and a $1.5 benefit related to the completion of a U.S. federal income tax examination. The effective tax rate was also influenced by valuation allowances, changes in the mix of earnings with differing statutory rates and tax planning structures. Libbey reported net income of $2.7 million, or $0.18 per diluted share, for the second quarter of 2009, compared to a net loss of $2.1 million, or a loss of $0.14 per diluted share, in the second quarter of 2008.
Six-Month Results
For the six months ended June 30, 2009, sales decreased 14.2 percent to $353.7 million from $412.1 million in the year-ago period. North American Glass sales decreased 12.7 percent to $246.5 million (see Table 4) from $282.5 million in the year-ago period. The lower sales were attributable to an approximate 28.5 percent decrease in Crisa’s sales (15.5 percent excluding the currency impact of the Mexican peso) and a 5.9 percent decrease in sales to foodservice glassware customers in the U.S. and Canada. With a solid 6.9 percent increase in sales during the second quarter, the U.S. retail channel delivered sales essentially equal to the all-time record retail sales performance during the first six months of 2008. North American Other sales decreased 19.4 percent as sales of Syracuse China, World Tableware and Traex were all lower than the first six months of 2008. International sales decreased 18.9 percent as a result of significantly decreased shipments to customers of Royal Leerdam and Crisal and unfavorable currency impact on European sales. Libbey China sales increased slightly for the first half of 2009 compared to the first six months of 2008. Excluding the currency impact, international sales decreased approximately 9.4 percent.
The Company reported a loss from operations of $0.6 million during the first six months of 2009, compared to income from operations of $28.2 million in the year-ago period. Normalized income from operations was $4.6 million for the first half of 2009 as detailed in Table 1. Factors contributing to the decrease in normalized income from operations were a $9.7 million negative exchange rate impact (primarily in Mexico and Europe), reduced capacity utilization, reflecting our effort to control inventories and generate cash, and lower sales. These factors were partially offset by lower spending on labor, raw materials, packaging, repairs, natural gas, electricity and distribution costs.
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EBIT was $2.2 million in the first six months of 2009, compared to $29.5 million in the first six months of 2008. Normalized EBIT for the first six months of 2009, as detailed in Table 4, was $7.5 million. Normalized EBIT was $5.8 million during the first half of 2009, compared to normalized EBIT of $22.0 million in the first six months of 2008 for North American Glass, the decrease is a result of lower sales and decreased operating activity in U.S. and Mexican operations. North American Other reported normalized EBIT for the first half of 2009 of $5.0 million, compared to $7.5 million in the year-ago period, primarily as a result of the lower sales. The International segment reported a normalized EBIT loss of $3.3 million, compared to normalized EBIT of $0.1 million in the first six months of 2008. This performance was primarily related to decreased sales and lower capacity utilization.
Libbey reported that normalized EBITDA, as detailed in Table 2, was $29.1 million in the first six months of 2009, compared to EBITDA (and normalized EBITDA) of $52.1 million in the year-ago six-month period.
As a result of lower interest rates partially offset by slightly higher debt, interest expense decreased $0.1 million compared to the first half of 2008.
The effective tax rate was 22.5 percent for the first six months of 2009, compared to a negative 6.9 percent in the first half of 2008. The Company’s effective tax rate for the first six months benefited by $3.9 million due to required intra-period tax allocations between loss from continuing operations and other comprehensive income in the U.S. and a $1.5 benefit related to the completion of a U.S. federal income tax examination. The effective tax rate was also influenced by valuation allowances, changes in the mix of earnings with differing statutory rates, and tax planning structures. Libbey reported a net loss of $25.2 million for the first six months of 2009, or a loss of $1.70 per diluted share, compared to a net loss of $5.6 million, or $0.38 per diluted share, in the first half of 2008.
Webcast Information
Libbey will hold a conference call for investors on Thursday, July 30, 2009, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings,
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including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks, pandemics or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2008, Libbey Inc.’s net sales totaled $810.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended June 30,
	2009	2008
Net sales	$195,826	$224,828
Freight billed to customers	399	615

Total revenues	196,225	225,443

Cost of sales (1)	161,942	183,275

Gross profit	34,283	42,168

Selling, general and administrative expenses	22,514	23,451
Special charges (1)	278	—

Income from operations	11,491	18,717
Other income (1)	2,758	586

Earnings before interest and income taxes	14,249	19,303

Interest expense	17,532	17,620

(Loss) income before income taxes	(3,283)	1,683

(Benefit from) provision for income taxes	(5,947)	3,802

Net income (loss)	$2,664	$(2,119)

Net income (loss) per share:
Basic	$0.18	$(0.14)

Diluted	$0.18	$(0.14)

Weighted average shares:
Outstanding	14,882	14,645

Diluted	15,151	14,645

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	Six Months Ended June 30,
	2009	2008
Net sales	$353,679	$412,104
Freight billed to customers	744	1,283

Total revenues	354,423	413,387

Cost of sales(1)	309,424	340,882

Gross profit	44,999	72,505
Selling, general and administrative expenses	44,888	44,310
Special charges(1)	674	—

(Loss) income from operations	(563)	28,195
Other income (1)	2,721	1,339

Earnings before interest and income taxes	2,158	29,534
Interest expense	34,711	34,771

Loss before income taxes	(32,553)	(5,237)
(Benefit from) provision for income taxes	(7,324)	359

Net loss	(25,229)	$(5,596)

Net loss per share:
Basic	(1.70)	$(0.38)

Diluted	(1.70)	$(0.38)

Weighted average shares:
Outstanding	14,812	14,612

Diluted	14,812	14,612

(1)	Refer to Table 1 for Special Charges detail.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS

Cash	$24,082	$13,304
Accounts receivable — net	91,252	76,072
Inventories — net	145,798	185,242
Other current assets	12,397	17,167

Total current assets	273,529	291,785

Pension asset	9,640	9,351

Goodwill and purchased intangibles — net	190,225	192,857

Property, plant and equipment- net	302,116	314,847

Other assets	11,896	12,714

Total assets	$787,406	$821,554

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$1,336	$3,284
Accounts payable	54,485	54,428
Accrued liabilities	68,426	62,272
Pension liability (current portion)	1,778	1,778
Nonpension postretirement benefits (current portion)	4,684	4,684
Other current liabilities	17,158	23,463
Long-term debt due within one year	9,987	1,117

Total current liabilities	157,854	151,026

Long-term debt	531,709	545,856
Pension liability	100,830	109,505
Nonpension postretirement benefits	58,537	57,197
Other liabilities	12,951	15,859

Total liabilities	861,881	879,443

Common stock, treasury stock, capital in excess of par value and warrants	214,963	203,051
Retained deficit	(180,605)	(145,154)
Accumulated other comprehensive loss	(108,833)	(115,786)

Total shareholders’ equity	(74,475)	(57,889)

Total liabilities and shareholders’ equity	$787,406	$821,554

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended June 30,
	2009	2008
Operating activities
Net income (loss)	$2,664	$(2,119)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	10,518	11,238
Loss (gain) on asset sales	23	(117)
Change in accounts receivable	(16,007)	(17,230)
Change in inventories	26,962	5,976
Change in accounts payable	2,156	3,986
Restructuring charges	(2,301)	—
Pay-in-kind interest	11,916	10,216
Pension & nonpension postretirement	194	(1,008)
Accrued interest and amortization of discounts, warrants and finance fees	(13,129)	(13,785)
Accrued liabilities & prepaid expenses	10,104	2,509
Income taxes	(6,674)	6,347
Other operating activities	(1,720)	(933)

Net cash provided by operating activities	24,706	5,080

Investing activities
Additions to property, plant and equipment	(4,610)	(8,260)
Proceeds from asset sales and other	21	5

Net cash used in investing activities	(4,589)	(8,255)

Financing activities
Net (repayments) borrowings	(12,809)	13,914
Dividends	—	(365)

Net cash (used in) provided by financing activities	(12,809)	13,549

Effect of exchange rate fluctuations on cash	311	(93)

Increase in cash	7,619	10,281

Cash at beginning of period	16,463	7,602

Cash at end of period	$24,082	$17,883

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities
Net loss	$(25,229)	$(5,596)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	22,246	22,534
Loss (gain) on asset sales	32	(124)
Change in accounts receivable	(15,597)	(17,460)
Change in inventories	38,246	(5,044)
Change in accounts payable	113	(5,912)
Restructuring charges	(751)	—
Pay-in-kind interest	11,916	10,216
Pension & nonpension postretirement	3,165	(730)
Payable to Vitro	—	(19,575)
Accrued interest and amortization of discounts, warrants and finance fees	1,551	1,960
Accrued liabilities & prepaid expenses	12,784	(2,565)
Income taxes	(8,637)	761
Other operating activities	(749)	(1,524)

Net cash provided by (used in) operating activities	39,090	(23,059)

Investing activities
Additions to property, plant and equipment	(9,550)	(17,612)
Proceeds from asset sales and other	88	46

Net cash used in investing activities	(9,462)	(17,566)

Financing activities
Net (repayments) borrowings	(18,812)	22,509
Dividends	—	(729)

Net cash (used in) provided by financing activities	(18,812)	21,780

Effect of exchange rate fluctuations on cash	(38)	189

Increase (decrease) in cash	10,778	(18,656)

Cash at beginning of period	13,304	36,539

Cash at end of period	$24,082	$17,883

In accordance with the SEC’s Regulation G, tables 1, 2, 3 and 4 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of “As Reported” results to “Normalized” results
(Dollars in thousands, except per-share amounts)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009			2008	2009			2008
		Special		As Reported &		Special		As Reported &
	As Reported	Charges	Normalized	Normalized	As Reported	Charges	Normalized	Normalized
Net sales	$195,826	$—	$195,826	$224,828	$353,679	$—	$353,679	$412,104
Freight billed to customers	399	—	399	615	744	—	744	1,283

Total revenues	196,225	—	196,225	225,443	354,423	—	354,423	413,387

Cost of sales	161,942	(2)	161,944	183,275	309,424	1,821	307,603	340,882

Gross profit	34,283	2	34,281	42,168	44,999	(1,821)	46,820	72,505
Selling, general and administrative expenses	22,514	200	22,314	23,451	44,888	2,700	42,188	44,310
Restructuring charges	278	278	—	—	674	674	—	—

Income (loss) from operations	11,491	(476)	11,967	18,717	(563)	(5,195)	4,632	28,195
Other income (expense)	2,758	43	2,715	586	2,721	(186)	2,907	1,339

Earnings before interest and income taxes	14,249	(433)	14,682	19,303	2,158	(5,381)	7,539	29,534

Interest expense	17,532	—	17,532	17,620	34,711	—	34,711	34,771

(Loss) income before income taxes	(3,283)	(433)	(2,850)	1,683	(32,553)	(5,381)	(27,172)	(5,237)
(Benefit from) provision for income taxes	(5,947)	—	(5,947)	3,802	(7,324)	—	(7,324)	359

Net income (loss)	$2,664	$(433)	$3,097	$(2,119)	$(25,229)	$(5,381)	$(19,848)	$(5,596)

Net income (loss) per share:
Basic	$0.18	$(0.03)	$0.21	$(0.14)	$(1.70)	$(0.36)	$(1.34)	$(0.38)

Diluted	$0.18	$(0.03)	$0.20	$(0.14)	$(1.70)	$(0.36)	$(1.34)	$(0.38)

Weighted average shares:
Outstanding	14,882			14,645	14,812			14,612

Diluted	15,151			14,645	14,812			14,612

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009
	Pension		Total	Pension		Total
	Settlement	Restructuring	Special	Settlement	Restructuring	Special
Special Charges Detail:	Charge	Charges	Charges	Charge	Charges	Charges
Cost of sales	$—	$(2)	$(2)	$—	$1,821	$1,821
SG&A	200	—	200	2,700	—	2,700
Restructuring charges	—	278	278	—	674	674
Other expense	—	(43)	(43)	—	186	186

Total	$200	$233	$433	$2,700	$2,681	$5,381

Restructuring charges are related to the closure of our Syracuse, New York, manufacturing facility and our Mira Loma, California, distribution center.
The pension settlement charges were triggered by excess lump sum distributions taken by employees, which required us to record unrecognized gains and losses in our pension plan accounts.

Table 2
Reconciliation of Net Income (Loss) to Earnings Before
Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008
Reported net income (loss)	$2,664	$(2,119)	$(25,229)	$(5,596)

Add:
Interest expense	17,532	17,620	34,711	34,771
(Benefit) provision for income taxes	(5,947)	3,802	(7,324)	359
Depreciation and amortization	10,518	11,238	22,246	22,534

EBITDA	24,767	30,541	24,404	52,068

Add:
Special Charges	433	—	5,381	—
Less: Depreciation expense included in Special Charges and also in Depreciation and Amortization above	—	—	(705)	—

Normalized EBITDA	$25,200	$30,541	$29,080	$52,068

Table 3
Reconciliation of Net Cash provided by (used in) Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three Months Ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008

Net cash provided by (used in) operating activities	$24,706	$5,080	$39,090	$(23,059)
Capital expenditures	(4,610)	(8,260)	(9,550)	(17,612)
Proceeds from asset sales and other	21	5	88	46

Free Cash Flow	$20,117	$(3,175)	$29,628	$(40,625)

Table 4
Summary Business Segment information
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net Sales:
North American Glass	$137,744	$155,013	$246,487	$282,490
North American Other	24,341	30,120	45,718	56,703
International	34,533	41,765	63,384	78,152
Eliminations	(792)	(2,070)	(1,910)	(5,241)

Consolidated Net Sales	$195,826	$224,828	$353,679	$412,104

Normalized Earnings (Loss) before Interest & Taxes (EBIT):
North American Glass	$11,930	$14,938	$5,807	$22,010
North American Other	3,691	3,641	5,017	7,459
International	(939)	724	(3,285)	65

Consolidated Normalized EBIT	$14,682	$19,303	$7,539	$29,534

Normalized Depreciation & Amortization: (1)
North American Glass	$6,336	$6,425	$12,783	$12,978
North American Other	243	755	881	1,511
International	3,939	4,058	7,877	8,045

Consolidated Normalized Depreciation & Amortization	$10,518	$11,238	$21,541	$22,534

(1)	Normalized Depreciation & Amortization for YTD 2009 excludes $705 of depreciation expense that is included in Special Charges below.

Special Charges:
North American Glass	$172	$—	$2,674	$—
North American Other	261	—	2,707	—
International	—	—	—	—

Consolidated Special Charges	$433	$—	$5,381	$—

Reconciliation of Normalized EBIT to Net Income (Loss):
Segment Normalized EBIT	$14,682	$19,303	$7,539	$29,534
Special charges	(433)	—	(5,381)	—
Interest Expense	(17,532)	(17,620)	(34,711)	(34,771)
Income Taxes	5,947	(3,802)	7,324	(359)

Net Income (loss)	$2,664	$(2,119)	$(25,229)	$(5,596)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.